Exhibit 10.35

                                 Amendment No. 1
                                       To
                    Amended and Restated Employment Agreement

      This Amendment No. 1 (this "Amendment"), dated as of April 30, 2002, between Guy D. Hengesbaugh (the "Executive") and LaSalle Re Limited (the "Company"), amends the Amended and Restated Employment Agreement (the "Original Agreement"), dated as of October 1, 1999, between the Executive and the Company. Capitalized terms used and not defined herein shall have the respective meanings ascribed to such capitalized terms in the Original Agreement.

                              W I T N E S S E T H:

      WHEREAS, the Executive and the Company are party to the Original Agreement; and

      WHEREAS, the Executive and the Company desire to enter into this Amendment in order to amend certain provisions of the Original Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

A.    Amendments

1. Paragraph 4 of the Original Agreement is hereby amended by deleting subparagraph 4(c) and replacing it with the following:

      "(c) Salary Continuation. If the Executive's Date of Termination occurs during the Agreement Term because of (i) his discharge by the Company for reasons other than Cause (described in paragraph 3(c)), or (ii) his constructive discharge (described in paragraph 3(d)), the Executive shall be entitled to continue to receive Salary payments (at the rate in effect on the Date of Termination) through the earliest of : (x) the last day of the Agreement Term; (y) the date of the Executive's death or (z) the date, if any, of the breach by the Executive of the non-competition requirements of paragraph 6, the confidentiality requirements of paragraph 7 or the non-disparagement requirements of paragraph 8. If the Executive's Date of Termination is within one year following a Change in Control, the payment of the first 12 months of any salary continuation payments made pursuant to this subparagraph 4(c) shall be made within 10 calendar days of the Date of Termination and shall not be refundable, with any remaining salary continuation payments to be made in monthly or more frequent installments commencing on the 12 month anniversary of the Date of Termination and in accordance with the Company's customary payroll practices. If the Executive's Date of Termination is not within the

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            one year period following a Change in Control, any salary
            continuation payments made pursuant to this subparagraph 4(c) shall be made in monthly or more frequent installments in accordance with the Company's customary payroll practices."

2. Paragraph 4 of the Original Agreement is hereby amended by deleting subparagraph 4(e) and (4)(f) replacing them with the following:

      "(e) Housing Expenses. If the Executive is entitled to salary continuation payments pursuant to paragraph 4(c), the Executive shall receive a housing and living expense allowance (described in paragraph 2(g)) through the earlier of (i) the last day for this the Executive receives salary continuation payments pursuant to paragraph 4(c) or (ii) the first day following the Executive's Date of Termination upon which the Executive is entitled to receive a housing or living allowance as a full-time or part-time employee or consultant. If the Executive's Date of Termination is within one year following a Change in Control, the payment of the first 12 months of any housing and living expense allowance made pursuant to this subparagraph 4(e) shall be made within 10 calendar days of the Date of Termination and shall not be refundable, with any remaining housing and living expense allowance payments to be made in monthly or more frequent installments commencing on the 12 month anniversary of the Date of Termination and in accordance with the Company's customary payroll practices. If the Executive's Date of Termination is not within the one year period following a Change in Control, any housing and living expense allowance payments made pursuant to this subparagraph 4(e) shall be made in monthly or more frequent installments in accordance with the Company's customary payroll practices.

      (f) Medical Benefits. If the Executive is entitled to salary continuation payments pursuant to paragraph 4(c), the Executive may continue to participate in the Company's medical and dental plans in which he participated on the day before his Date of Termination through the earlier of (i) the last day for which the Executive receives salary continuation payments pursuant to paragraph 4(c) or
            (ii) the first day following the Executive's Date of Termination upon which the Executive is entitled to receive medical insurance benefits as a full-time or part-time employee or consultant. Participation in the Company's medical and dental plans is subject to the Executive's payment of the applicable employee portion of the monthly premium cost, if any, payable by employees of the Company from time to time. If the Company ceases offering the medical and dental plans in which the Executive participated on the day before his Date of Termination to Company employees during this time, the Executive may elect to participate in any other medical or dental plan offered by the Company to its employees; provided, however, that the Executive shall be

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            responsible for paying the applicable portion of the monthly premium cost, if any, payable by employees of the Company from time to time.

      (g) Other Programs. No benefits shall be payable to the Executive under any other severance pay arrangement or similar arrangement maintained by the Company or any Subsidiary. Except as otherwise expressly provided in this Agreement, no other payments or benefits shall be due to the Executive following the Date of Termination (except as otherwise specifically provided under the terms of an employee benefit plan or arrangement)."

3. Paragraph 6 of the Original Agreement is hereby deleted and replaced with the following:

      "6. Non-competition. (a) While the Executive is employed by the Company and during the Non-Competition Period, the Executive agrees that he will not directly or indirectly perform services in a senior management-related position in Bermuda for a direct competitor of the Company (or any successor company into which the Company or the Holding Company may be merged or consolidated). A related position shall include, but is not limited to, a chief executive officer or president. The Executive shall have the right to request the Company consent to the Executive's right to directly perform services in a senior management-related position in Bermuda, which consent shall not be unreasonably withheld by the Company; provided, however, in the event the Company so consents, the Company's obligations to make any payments or provide any benefits to the Executive under paragraph 4 shall terminate as of the date of the Company's consent.

      (b) While the Executive is employed by the Company, and during the Non-Competition Period, the Executive will not directly or indirectly solicit, divert or attempt to employ, solicit for employment or encourage to leave their employment, in each case, either as an employee, agent or representative, any person who is an officer, employee, agent or representative of the Company (or any successor company into which the Company or the Holding Company may be merged or consolidated).

      (c) For purposes of this paragraph 6, "Non-Competition Period" shall be determined as follows:

            (i) If the Executive's Date of Termination occurs under circumstances described in paragraph 3(e) (relating to the Executive's resignation) or within one year after the occurrence of a Change in Control, the Non-Competition Period shall be the period beginning on the Date of Termination, and ending on the 12 month anniversary of the Date of Termination.


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            (ii)  If the Executive's Date of Termination occurs under
                  circumstances other than those described in paragraph 3(e) (relating to the Executive's resignation), the Non-Competition Period shall be the period beginning on the Date of Termination and ending on the last day of the Agreement Term; provided, however, that if the Executive is entitled to salary continuation payments in accordance with paragraph 4(c), and if such salary continuation payments are discontinued prior to the last day of the Agreement Term, then the Non-Competition Period will end on the date that the last salary continuation payment is made to the Executive (unless such discontinuance is as a result of the Executive's breach of this paragraph 6, paragraph 7 or paragraph 8).

      (d) For purposes of this paragraph 6, "Change in Control" means the earliest to happen of the following:

            (i) The acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by any person or entity or any group of persons or entities who constitute a group (within the meaning of Rule 13d-3 of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Trenwick Group Ltd. ("Trenwick") or a subsidiary of Trenwick, of any securities of Trenwick if, as a result of such acquisition, such person, entity or group either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of Trenwick's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Trenwick Board of Directors of Trenwick (the "Trenwick Board") or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Trenwick Board;

            (ii) A change in the composition of the Trenwick Board such that a majority of the members of the Trenwick Board are not Continuing Directors. A "Continuing Director" means, as of any date of determination, any member of the Trenwick Board who
                  (A) was a member of the Trenwick Board on the date of this Agreement, or (B) was nominated and elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of the Trenwick Board at the time of such nomination or election; or

            (iii) The shareholders of Trenwick approve (A) a merger or consolidation of Trenwick with any other corporation, other than a merger or consolidation which would result in the voting securities of Trenwick outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total

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                  voting power represented by the voting securities of Trenwick or such surviving entity outstanding immediately after such merger or consolidation, or (B) a plan of complete liquidation of Trenwick or an agreement for the sale or disposition by Trenwick (in one or more transactions) of all or substantially all of Trenwick's assets.

            (iv) Trenwick sells, distributes, liquidates or otherwise disposes of its ownership interest in, all or substantially all of the common shares or assets of, the Company or the Holding Company.

            (v) The Company sells, distributes or otherwise disposes of its ownership interest in all or substantially all of the Company's current in-force business through either a sale of renewal rights or a reinsurance transaction or some combination thereof.

            Notwithstanding the foregoing, the events in paragraph (d)(i)(A) above or paragraph (d)(iii)(A) above shall not be deemed a Change in Control if, for a period of one year following the consummation of the transactions constituting such change the Continuing Directors shall have continued to constitute a majority of the Board of Directors of Trenwick or its successor. In addition, an event that would not otherwise be a Change in Control in accordance with this definition may be designated as a "Change in Control" by the Trenwick Board, in its sole discretion.

            Nothing in this paragraph 6, paragraph 7 or paragraph 8 shall be construed as limiting the Executive's duty of loyalty to the Company while she is employed by the Company or any other duty she may otherwise have to the Company while she is employed by the Company."

B. Miscellaneous Provisions

1. This Amendment is limited as specified and shall not constitute an amendment, modification, acceptance or waiver of any other provision of the Original Agreement or any other agreement, written or oral, between the Executive and the Company.

2. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of Bermuda, without regard to the conflict of law provisions of any jurisdiction. All disputes shall be arbitrated or litigated (whichever is applicable) in Bermuda.

3. From and after the effective date of this Amendment, all references in the Original Agreement shall be deemed to refer to the Original Agreement as modified hereby.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first set forth above.

                                           /s/ Guy D. Hengesbaugh
                                        ------------------------------------
                                               Guy D. Hengesbaugh


                                        LASALLE RE LIMITED


                                        By:      /s/ James F. Billett, Jr.
                                           ---------------------------------
                                        Name: James F. Billett, Jr.
                                        Title: Director